Exhibit 10.25

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 1

THIS AMENDMENT NO. 1 (“Amendment No. 1”) is made and entered into on June 28, 2022 (the “Amendment Effective Date”), by and between Pyxis Oncology, Inc., a corporation, organized under the laws of Delaware, with its registered office at 35 Cambridgepark Drive, Suite 100-R, Cambridge, MA 02140 (hereinafter referred to as “Pyxis” or “Client”) and Biosion USA, Inc., a Delaware corporation, having an address at 1 Innovation Way, Suite 300, Newark, Delaware 19711 (hereinafter referred to as “Biosion”) and amends that certain March 28, 2022 License Agreement entered into by and between Pyxis and Biosion (the “Agreement”).

WHEREAS, under the terms of the Agreement, Biosion granted certain exclusive license rights to Pyxis under certain technology, materials and other proprietary materials of Biosion;

WHEREAS, subject to the terms of the Agreement, the Parties agreed to enter into a Clinical Supply Agreement within [***] of the Effective Date; and

WHEREAS, the Parties hereto have entered into an agreement to extend the time period by which to enter into such Clinical Supply Agreement, and of which they desire to memorialize in this Amendment No. 1;

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions hereinafter set forth, the Parties hereto agree as follows:

1.
Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

2.
Amendment(s) to the Agreement.

Section 3.5.1 shall be deleted in its entirety and shall be replaced with the following:

“3.5.1. Upon execution of the Clinical Supply Agreement, notwithstanding the provisions of Section 2.2 and Section 2.10 (but subject to the terms of the Clinical Supply Agreement), as between the Parties, Licensee shall have the first and primary right to have Manufactured by a Third Party contract manufacturer the Compound and Products for Development in the Field within the Licensed Territory and the Retained Territory. Within [***] after the Effective Date (or such later date mutually agreed by the Parties based on timing of identification of a Third Party contract manufacturer meeting the requirements set forth in this Section 3.5.1), the Parties shall negotiate in good faith the terms and conditions of a clinical supply agreement and corresponding quality agreement on customary terms, pursuant to which Licensee would Manufacture and supply, itself or through an Affiliate or one (1) or more Third Party contract manufacturers, the Compound and Products to Licensor to support Licensor’s Development of the Compound and Products in the Field in the Retained Territory (the “Clinical Supply Agreement”). The Clinical Supply Agreement shall include terms and conditions providing that the Compound and Products supplied thereunder must meet the requirements of Regulatory Authorities in the Retained Territory, and backup Manufacturing rights (including technology transfer at Licensee’s cost and expense) for Licensor in the event that Licensee is unable or unwilling to meet its supply obligations thereunder. Any Third Party contract manufacturer engaged by Licensee or any of its Affiliates for the Manufacture of Compound or Product to be supplied under the Clinical Supply Agreement shall have the capability to Manufacture such Compound or Product in conformance with the same specifications, in both the United States and China and with world class quality, and Licensor shall have the right under the Clinical Supply Agreement to designate the site of the Third Party contract manufacturer to be used to provide supply to Licensor thereunder.”

3.
Ratification of the Agreement. Except as expressly set forth in Article 2 above, the Agreement shall remain unmodified and in full force and effect. The execution, delivery, and effectiveness of this Amendment No. 1 shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the parties to the Agreement, nor constitute a waiver of any provision of the Agreement. In the event of a conflict between the terms of this Amendment No. 1 and the Agreement, the terms of this Amendment No. 1 shall control.

4.
Miscellaneous. This Amendment No. 1, together with the Agreement, constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions and preliminary agreements between the Parties relating to the subject matter of this Amendment No. 1 and the Agreement.

5.
Counterparts. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be an original instrument and all of which, when taken together, shall constitute one and the same agreement. Transmission by e-mail or other form of electronic transmission of an executed counterpart of this Amendment No. 1 shall be deemed to constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the Parties hereto, each by a duly authorized representative, have executed this Amendment No. 1 as of the Amendment Effective Date.

Biosion USA, Inc.		Pyxis Oncology, Inc.
By:	/s/ Hugh Davis	By:	/s/ Pam Connealy
Print Name:	Hugh Davis	Print Name:	Pam Connealy
Title:	COO, Biosion Inc, & President, Biosion USA, Inc.	Title:	CFO
Date:	June 28, 2022	Date:	June 28, 2022